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                                                                 Exhibit 10.134


                  ANNUAL EXECUTIVE INDIVIDUAL PERFORMANCE PLAN



The Annual Executive Individual Performance Plan provides for discretionary bonuses to executive officers (other than the Chairman, Vice Chairman and President) based on their individual contribution to the attainment of the Company's performance objectives. Such payments will be determined by the Committee upon the recommendation of the Chairman, Vice Chairman and President. The amount available for payments under the new plan will be equal to 105% of the aggregate bonuses payable under the Annual Executive Bonus Plan to all executive officers other than the Chairman, Vice Chairman and President.